Exhibit 99.1

3113 Woodcreek Drive · Downers Grove · IL · 60515

Main Phone: (630) 719 -7800 · Web site: www.FTDI.com

CONTACT INFORMATION:

FTD, Inc. (PR Contact)

Caroline Barni

(630) 719-7740

cbarni@ftdi.com

FTD, Inc. Appoints Michael J. Soenen President and CEO

Exchange offer extended to May 20, 2004

Downers Grove, IL, May 13, 2004 – FTD, Inc., a leading provider of floral services and products, today appointed Michael J. Soenen as its President and Chief Executive Officer.  Mr. Soenen joined FTD Inc. in 1996 and has held a number of executive management positions with the company including Executive Vice President of Marketplace, President of FTD.COM and, most recently, President and Chief Operating Officer of FTD, Inc.  His experience in the industry and enthusiasm for maximizing FTD, Inc.’s potential have helped to maintain FTD’s position as the leading brand in the floral industry.

“We are very excited to have Michael in his new position with the Company.  His industry and management experience are great assets to FTD, Inc.,” stated Peter Nolan, Managing Partner of Leonard Green & Partners, L.P.

The Company also announces today the departure of Robert L. Norton, Chairman and CEO of FTD, Inc.  “The Board thanks Mr. Norton for his many years of service to FTD, Inc. and wishes him well in his future endeavors,” commented Nolan.

FTD, Inc. has extended the expiration of its pending exchange offer for its 7.75% Senior Subordinated Notes due 2014 from 5:00 p.m., Eastern Standard Time, on May 18, 2004 to 5:00 p.m., Eastern Standard Time, on May 20, 2004.

About FTD, Inc.

FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD’s Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD’s Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.com.